UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2009
____________________

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

On July 22, 2009, IntelGenx Technologies Corp. (the "Company") completed an offering of 350,000 units (the "Units") at CDN$0.40 per Unit for gross proceeds of CDN$140,000 ("the "Offering"), pursuant to the terms of subscription agreements with its investors (the "Subscription Agreements"). Each Unit consists of one common share of the Company (a "Unit Share") and one common share purchase warrant (a "Warrant"). Each Warrant entitles the holder thereof to purchase one common share of the Company (a "Warrant Share") at an initial exercise price of US$0.80 per common share and expires on July 22, 2012. The exercise price of the Warrants is subject to adjustment for certain events, including without limitation, dividends, distributions or split of the Company's common stock, subsequent rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization. The Offering was made concurrently with an offering by the Company of special warrants in Canada.

The foregoing issuances were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The Unit Shares, the Warrants and the Warrant Shares are subject to statutory resale restrictions under the Act and contain, or will contain upon issuance, a legend restricting the sale of such securities in accordance with applicable exemptions from the registration requirements of the Act. Pursuant to the Subscription Agreements, the Company has agreed to use commercially reasonable efforts to register the Unit Shares, the Warrants and the Warrant Shares with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/	Horst Zerbe
Horst Zerbe
Date: July 28, 2009	President and Chief Executive Officer